Exhibit 99.2

Ameron International Reappoints James S. Marlen as President, CEO and Chairman of the Board and Adopts Succession Plan

PASADENA, Calif.--(BUSINESS WIRE)--March 22, 2010--Ameron International Corporation (NYSE:AMN) today announced that it has entered into a new two-year employment agreement with James S. Marlen, current President, Chairman and Chief Executive Officer. Under terms of the new agreement, which will expire in March 2012, Mr. Marlen will remain in his current role until a successor is named. The Company plans to initiate a search for a new CEO in early 2011. As part of the Company’s succession plan and to ensure a smooth transition, Mr. Marlen would continue to serve as Ameron’s Executive Chairman when a new Chief Executive Officer is named and through the term of the new agreement.

Mr. Marlen, was appointed Ameron’s President and Chief Executive Officer in June 1993, and was named Chairman of the Board in January 1995. Under Mr. Marlen’s leadership, Ameron has undergone a dramatic transformation which has resulted in consistent earnings growth and the positioning of the Company for sustainable future growth.

Ameron's total returns to shareholders over the past five years have exceeded the returns of the peer group, the Russell 2000, the S&P SmallCap 600 and the broad NYSE market.

Mr. Marlen stated, “I continue to be very optimistic about the future of the Company. I believe the next couple of years, however, will be challenging, especially for infrastructure project-intensive companies. My management emphasis will be to concentrate on business fundamentals, continue to strategically position the Company for the future, focus on cash management and pursue internal and external investment growth opportunities. And importantly, I look forward to working closely with the Board in the upcoming search and selection process for a new CEO. I am confident that we will execute a successful succession plan.”

Speaking on behalf of the Company’s Board of Directors, J. Michael Hagan, the senior Ameron Board member, stated “Ameron has been fortunate to have had the strong leadership of Jim Marlen to guide the Company through a number of challenges during his tenure. The Company has had a remarkable track record of financial successes that have created significant value for our shareholders and he and his team have strategically positioned the Company to excel in the future.”

About Ameron International Corporation

Ameron International Corporation is a multinational manufacturer of highly-engineered products and materials for the chemical, industrial, energy, transportation and infrastructure markets. Traded on the New York Stock Exchange (AMN), Ameron is a leading producer of water transmission lines and fabricated steel products, such as wind towers; fiberglass-composite pipe for transporting oil, chemicals and corrosive fluids and specialized materials and products used in infrastructure projects. The Company’s businesses operate in North America, South America, Europe and Asia. It also has partial ownership in several unconsolidated affiliates in the U.S. and the Middle East.

CONTACT:
Ameron International Corporation
Terrence P. O’Shea, Vice President–Human Resources
Javier Solis, Secretary and Special Counsel
626-683-4000